Exhibit 3.1

AMENDMENT NO. 2

TO

THE FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

INERGY MIDSTREAM, L.P.

This Amendment No. 2 (this “Amendment”) to the First Amended and Restated Agreement of Limited Partnership of Inergy Midstream, L.P., a Delaware limited partnership (the “Partnership”), dated as of December 21, 2011 (the “Partnership Agreement”), is entered into effective as of October 7, 2013 at the direction of NRGM GP, LLC, as the general partner of the Partnership (the “General Partner”), pursuant to authority granted to it in Section 13.1 of the Partnership Agreement. Capitalized terms used but not defined herein have the meanings ascribed to them in the Partnership Agreement.

RECITALS

WHEREAS, Section 13.1(a) of the Partnership Agreement provides that the General Partner may amend any provision of the Partnership Agreement, without the approval of any Partner, to reflect a change in the name of the Partnership; and

WHEREAS, Section 2.1 of the Partnership Agreement provides that the name of the Partnership may be changed at any time and from time to time at the discretion of the General Partner; and

WHEREAS, Section 2.3 of the Partnership Agreement provides that the address of the Partnership and the General Partner may be changed by the General Partner from time to time by notice to the Limited Partners; and

WHEREAS, the General Partner has determined that it is necessary and appropriate to amend the Partnership Agreement to change (i) the name of the Partnership to “Crestwood Midstream Partners LP” and (ii) the address of the General Partner and the Partnership; and

WHEREAS, concurrently herewith, the managing general partner of Inergy, L.P. has determined it necessary and appropriate to amend the Fourth Amended and Restated Agreement of Limited Partnership of Inergy, L.P., dated as of June 19, 2013, to change the name of Inergy, L.P. to “Crestwood Equity Partners LP”.

NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the General Partner does hereby amend the Partnership Agreement as follows:

1. Amendments.

a)	Section 1.1 of the Partnership Agreement is hereby amended to amend and restate the following definitions in the appropriate alphabetical order:

i.	“General Partner” means Crestwood Midstream GP LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as a general partner of the Partnership, in their capacities as general partner of the Partnership (except as the context otherwise requires).

ii.	“NRGY” means Crestwood Equity Partners LP, a Delaware limited partnership, and any successors thereto.

iii.	“Partnership” means Crestwood Midstream Partners LP, a Delaware limited partnership.

All references contained in the Partnership Agreement to NRGM GP, LLC mean Crestwood Midstream GP LLC, all references in the Partnership Agreement to Inergy Midstream, L.P. mean Crestwood Midstream Partners LP and all references to Inergy, L.P. mean Crestwood Equity Partners LP.

b)	The Partnership Agreement is hereby amended by deleting Section 2.3 thereof in its entirety and inserting the following in lieu thereof:

“Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, and the registered agent for service of process of the Partnership in the State of Delaware at such registered office shall be Corporation Service Company. The principal office of the Partnership shall be located at 700 Louisiana Street, Suite 2060, Houston Texas 77002, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be 700 Louisiana Street, Suite 2060, Houston Texas 77002, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.”

2. Agreement in Effect. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

3. Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

4. Invalidity of Provisions. If any provisions of this Amendment are or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

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IN WITNESS WHEREOF, this Amendment has been executed effective as of the date first written above.

GENERAL PARTNER:

NRGM GP, LLC

By:	/s/ Robert G. Phillips
	Name:	Robert G. Phillips
	Title:	President and Chief Executive Officer

Signature Page to Amendment No. 2 to

First Amended and Restated Agreement of Limited Partnership